Exhibit 99.1

Company Contact:

                        Donald H. Walker

                        Vice President-Finance and CFO

                        Frisch’s Restaurants, Inc.

                        (513) 559-5202

Frisch’s Reports Record Earnings in the Third Quarter of Fiscal 2009

FOR IMMEDIATE RELEASE

Cincinnati, OH—April 14, 2009, Frisch’s Restaurants, Inc. (NYSE Amex: FRS) reported record third quarter earnings for the 12-weeks ended March 10, 2009. Net earnings, driven by greatly improved results in Golden Corral restaurants, increased 65.1% to $3,409,754 compared to $2,065,377 last year. Diluted earnings per share increased to $.66 per share, from $.40 per share last year. Sales for the quarter increased 1.6% to a record $67,684,513 from $66,618,420 for last year’s third quarter as new marketing campaigns for both Frisch’s Big Boy and Golden Corral restaurants improved customer counts. A previously reported litigation settlement also added to the record earnings.

For the first three quarters of fiscal 2009, sales were a record $226,659,205 rising 0.6% from $225,358,248 for the first three quarters of last year. Earnings increased 16.7% to $7,800,601 from $6,683,877. Diluted earnings per share increased to $1.51 from $1.28 last year.

Craig F. Maier, President and Chief Executive Officer, said, “Same store sales at our Big Boy Restaurants increased 0.7% in the third quarter. Aided by favorable weather, the revamped marketing program for Frisch’s Big Boy began showing significant sales increases in the latter half of the quarter.”

Maier added, “Our Golden Corral restaurants posted a same store sales increase of 2.3% during the third quarter. Golden Corral Franchising began a new national cable TV advertising program in January, resulting in extremely strong same store sales increases soon after its inception.”

The increased earnings for the first three quarters of the year can be attributed to the vastly improved sales and earnings of Golden Corral and a moderation in recent months in the cost of food in both operations.

Frisch’s operates 35 Golden Corral restaurants and 89 company-owned Big Boy restaurants, and there are an additional 26 franchised Big Boy restaurants operated by licensees.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Cleveland, Columbus, Dayton and Toledo, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS (unaudited)

(In thousands, except per share data)

	Forty weeks ended		Twelve weeks ended
	March 10, 2009	March 4, 2008	March 10, 2009	March 4, 2008
Sales	$226,659	$225,358	$67,685	$66,618

Cost of sales
Food and paper	81,477	79,892	23,730	23,940
Payroll and related	74,263	74,267	22,116	21,777
Other operating costs	50,425	49,988	14,556	14,429

	206,165	204,147	60,402	60,146

Gross profit	20,494	21,211	7,283	6,472

Administrative and advertising	10,937	11,043	3,190	3,213
Franchise fees and other revenue	(969)	(968)	(277)	(288)
Gains on sale of assets	(1,116)	(524)	—	—
Litigation settlement	(890)	—	(890)	—

Operating profit	12,532	11,660	5,260	3,547

Interest expense	1,545	1,831	458	511

Earnings before income tax	10,987	9,829	4,802	3,036

Income taxes	3,186	3,145	1,392	971

NET EARNINGS	$7,801	$6,684	$3,410	$2,065

Earnings per share (EPS) of common stock:

Basic net earnings per share	$1.53	$1.30	$.67	$.40

Diluted net earnings per share	$1.51	$1.28	$.66	$.40

Diluted average shares outstanding	5,160	5,236	5,146	5,199

Depreciation included above	$10,475	$10,765	$3,210	$3,273

Opening expense included above	$575	$608	$44	$—

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	March 10, 2009 (unaudited)	June 3, 2008
Assets
Current assets
Cash and equivalents	$3,199	$801
Receivables	1,834	1,448
Inventories	7,538	5,648
Other current assets	2,767	2,797

	15,338	10,694

Property and equipment	156,750	153,839

Other assets
Goodwill & other intangible assets	1,567	1,633
Property held for sale and land investments	2,743	3,870
Other	1,569	2,024

	5,879	7,527

	$177,967	$172,060

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$10,383	$10,281
Accrued expenses	10,849	10,675
Other	10,307	9,880

	31,539	30,836
Long-term obligations
Long-term debt	23,943	24,217
Other long-term obligations	5,698	6,292

	29,641	30,509

Shareholders’ equity	116,787	110,715

	$177,967	$172,060